Exhibit 99.1

Marinus Pharmaceuticals Provides Additional Ganaxolone Data During Scientific Exhibit at AES2020 Virtual Annual Meeting and Provides Corporate Update

•	Top-line data from the Marigold Study in CDKL5 deficiency disorder (CDD) presented as late breaking results during AES scientific sessions; An analysis of data from the Marigold Study shows a consistent efficacy signal across multiple subgroups, including a 36.7% estimated difference in major motor seizure frequency relative to placebo in U.S. patients (n=41)

•	Preliminary analysis of the Marigold Study open label extension provides supportive data on the durability of ganaxolone efficacy data, including a 52.7% median major motor seizure frequency reduction in patients who have completed approximately one year of therapy

•	Higher average ganaxolone plasma concentrations correlated with improved seizure frequency reductions in CDD patients. Findings support three times a day dosing as utilized in the Marigold Study and studies in other chronic epilepsy indications, as well as future oral formulation development designed to improve ganaxolone exposure levels

•	Two case studies on pediatric super-refractory status epilepticus (SRSE) are the first published abstracts on the use of IV ganaxolone in treating SRSE

•	Marinus also announces an expanded access program (EAP) for U.S. patients with CDD, making ganaxolone available to patients under a treatment IND

RADNOR, Pa., December 07, 2020— Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders, today announced it will host a virtual Scientific Exhibit at the American Epilepsy Society (AES) Annual Meeting (AES2020) from 8:00 AM to 11:00 AM Eastern Time today. At the Scientific Exhibit, Marinus will have 10 posters highlighting the company’s clinical development programs in treating CDKL5 deficiency disorder (CDD) and refractory status epilepticus (RSE).

“We are excited to share the important insights and data we have compiled for this year’s AES meeting, with four scientific posters, two of which were accepted as late breaking results – one in CDD and another in RSE. We will also highlight key data from the Marigold Study during our Scientific Exhibit, with analyses on patient subsets, preliminary durability of effect in the open label portion of the trial, and on the PK/PD profile of ganaxolone,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus Pharmaceuticals. “We also look forward to discussing these data further at our AES Virtual Investor Event later today.”

Highlights from new analyses in the Phase 3 Marigold Study of ganaxolone in CDD presented during the Scientific Exhibit include the following:

“Effect of Ganaxolone on Seizure Frequency Across Subpopulations of Patients with CDKL5 Deficiency Disorder: Subgroup Analyses of the Marigold Study,” by E. M. Pestana-Knight, et al.

An analysis of data from the Marigold Study showed patients on ganaxolone consistently demonstrated numerical improvements in the change in major motor seizure frequency relative to placebo across the following subgroups: age, gender, baseline seizure frequency, number of concomitant antiepileptic drugs, geography and baseline allopregnanolone sulfate levels. These findings support ganaxolone’s effect across the broad CDD population studied. Data collected in patients enrolled in the United States (n=41) showed a stronger effect with a 36.7% estimated difference in major motor seizure frequency relative to placebo.

“Pharmacokinetic-Pharmacodynamic Analysis in Ganaxolone-Treated Patients with CDKL5 Deficiency Disorder: Results From the Marigold Study,” by J. Hulihan, et al.

Higher plasma ganaxolone concentrations were correlated with greater reductions in major motor seizure frequency. However, no differences in the rates of relevant adverse events were noted across ganaxolone plasma concentration groups. These findings highlight the importance of achieving adequate plasma ganaxolone concentrations and suggest that three times a day (TID) dosing has the potential to increase trough ganaxolone levels and may provide improved seizure control. In addition, this analysis supports efforts to develop new oral ganaxolone formulations that aim to improve pharmacokinetic properties to better achieve target ganaxolone exposure levels.

“Extended Duration Safety and Efficacy of Ganaxolone for the Treatment of CDKL5 Deficiency Disorder: Preliminary Open-Label Extension Analysis (Marigold Study),” by N. Specchio, et al.

Preliminary data from patients in the open-label extension phase of the Marigold Study as of September 2020 were summarized. Patients on ganaxolone in the double-blind phase continued to experience a maintained improvement in major motor seizure frequency through eight months in the open-label extension, representing approximately 12 months in total on ganaxolone. This group of patients treated with ganaxolone for 12 months (n=17) experienced a median 52.7% reduction in major motor seizure frequency relative to baseline.

Patients on placebo in the double-blind phase showed improvements in major motor seizure frequency when transitioning to open label ganaxolone. These preliminary findings suggest that ganaxolone has the potential to provide clinically meaningful, durable seizure improvements in patients with CDD.

The following posters were presented during the AES Scientific Sessions:

•	“Ganaxolone Significantly Reduces Major Motor Seizures Associated with CDKL5 Deficiency Disorder: A Randomized, Double-blind, Placebo-Controlled Phase 3 Study (Marigold Study)”; E. M. Pestana-Knight, et al.

•	“IV Ganaxolone in Pediatric Super-Refractory Status Epilepticus: A Single Patient Case Study”; R. Singh, et al.

•	“Treatment of Super Refractory Status Epilepticus Using Intravenous Ganaxolone in a Patient with Lennox-Gastaut Syndrome and Angelman Syndrome”; M. G. Chez, J. Hulihan, and M. Gasior

•	“Status Epilepticus: Inpatient Burden of Illness and Association with Disease Severity”; E. L. Guterman, et al.

For full list of posters presented, please visit the Marinus Website Poster Page

Corporate Update:

Status Epilepticus

Marinus is currently recruiting patients in RSE in its Phase 3 RAISE clinical trial. In addition, the company is planning a clinical trial of ganaxolone in Established Status Epilepticus (ESE) in patients presenting to emergency rooms, with a projected trial initiation in 2H 2021. Marinus also intends to continue making ganaxolone available to clinicians who request the drug for treatment of super refractory status epilepticus on a case-by-case basis under emergency IND treatment.

Expanded access program (EAP) in CDD makes ganaxolone broadly available to patients

During AES2020, Marinus announced the launch of an expanded access program (EAP) that will allow the company to offer ganaxolone to U.S. patients with CDD, including children at least two years of age, who were unable to participate in the company’s Phase 3 Marigold Study. This will provide patients with CDD access to ganaxolone under a treatment IND.

CDD Regulatory Plans

Marinus is preparing to meet with the FDA in Q1 2021 in connection with its planned mid-2021 NDA submission for CDD, with a 1H 2021 pre-marketing authorization application (MAA) meeting with the European Medicines Agency (EMA).

Investor Meeting Today

Marinus to Host Virtual Investor Event at AES today from 12:00 PM – 2:00 PM Eastern Time.

To register in advance and listen to the live webinar please click on http://wsw.com/webcast/cc/mrns.

About Ganaxolone

Ganaxolone, a positive allosteric modulator of GABAA receptors, is being developed in intravenous and oral formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Unlike benzodiazepines, ganaxolone exhibits antiseizure, antidepressant and anti-anxiety activity via its effects on synaptic and extrasynaptic GABAA receptors. More than 1,600 study participants, both adults and children, have received ganaxolone at therapeutically relevant dose levels and treatment regimens for up to four years.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders. Ganaxolone is a positive allosteric modulator of GABAA receptors that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus recently completed the first ever Phase 3 pivotal trial in children with CDKL5 deficiency disorder and is conducting a Phase 2 trial in tuberous sclerosis complex, as well as a Phase 2 biomarker-driven proof-of-concept trial in PCDH19-related epilepsy. The company is initiating a Phase 3 trial in status epilepticus. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding: our plans to initiate a clinical trial of ganaxolone in ESE in the second half of 2021; our expectations to meet with the FDA regarding our NDA for ganaxolone for the treatment of CDD in the first quarter of 2021; our expectation to submit an NDA for ganaxolone for the treatment of CDD in mid-2021; our expectation to have a pre-MAA meeting with the EMA in the first half of 2021; our clinical development plans for ganaxolone; and for the safety and efficacy of ganaxolone. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; clinical trial results may not support further development in a specified indication or at all; actions or advice of the U.S. Food and Drug Administration may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; delays, interruptions or failures in the manufacture and supply of our product candidate; our ability to raise additional capital; the effect of the COVID-19 pandemic on our business, the medical community and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Sasha Damouni Ellis
Vice President, Investor Relations & Corporate Communications
Marinus Pharmaceuticals, Inc.
484-253-6792
sdamouni@marinuspharma.com